Exhibit 99.1

Contact:	George Powlick
Chief Financial Officer
(818) 706-5100

K•SWISS ANNOUNCES $70 MILLION STOCK REPURCHASE AUTHORIZATION

WESTLAKE VILLAGE, Calif. (November 11, 2009) — K•Swiss Inc. (NASDAQ: KSWS) announced its Board of Directors authorized a new stock repurchase program for the Company to repurchase up to $70 million of the Company’s Class A Common Stock. This program replaces the Company’s existing 2004 stock repurchase authorization for up to 5,000,000 shares that expires on December 31, 2009.

Under the new stock repurchase program, the Company may purchase through December 31, 2014, as market conditions warrant and from time to time on the open market or otherwise, up to $70 million of its Class A Common Stock. The Company believes the repurchase of its shares of Class A Common Stock can be a good use of excess cash depending on the Company’s array of alternatives.

Since August 1996, the Company has expended an aggregate of $166.8 million through its several stock repurchase programs by which it has purchased 25.5 million shares of its Class A Common Stock.

Commenting on the announcement, Steven Nichols, Chairman of the Board and President, said, “We are pleased the Board has elected to establish a new repurchase program. This new authorization complements the ongoing investments in our Classic, running and tennis development.”

K•Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K•Swiss and Palladium brands.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, availability of credit, industry trends, merchandise trends, including market acceptance of the Company’s product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a deepening of the current worldwide recession. A complete description of these factors, as well as others which could affect the Company’s business, is set forth in the Company’s periodic filings, including its Form 10-Q for the quarter ended September 30, 2009, which is currently on file with the SEC.

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31248 Oak Crest Drive • Westlake Village, CA 91361-4643 • Telephone (818) 706-5100 • Facsimile (818) 706-5390